EXHIBIT 4.4

                STOCK OPTION PLEDGE AGREEMENT


     STOCK OPTION PLEDGE AGREEMENT (the "Agreement"), made on the 24th day of May 1993, by and between HCA-HOSPITAL CORPORATION OF AMERICA, a Delaware corporation, having its principal place of business at One Park Plaza, Nashville, Tennessee 37203 (the "Company") and UNITED WAY OF MIDDLE TENNESSEE, a charitable corporation, having its principal place of business at 250 Venture Circle, Nashville, Tennessee 37228 (the "Optionee").

     WHEREAS, The HCA Foundation has a remaining charitable pledge to Optionee for 1993 aggregating $188,000;

     WHEREAS, The HCA Foundation expects to make charitable pledges to Optionee for the years 1994 and 1995 in the amounts of approximately $520,000 and $545,000, respectively;

     NOW, THEREFORE, the Company and Optionee agree as follows:

     1. Charitable Pledge. As a charitable contribution on behalf of itself and The HCA Foundation, the Company hereby pledges and grants options (the "Options") on an aggregate of 55,000 shares of the Class A Common Stock of the Company, par value $.01 per share (the "Common Stock"), to the Optionee at the price and in all respects subject to the terms, conditions and provisions of this Agreement.

     2. Option Exercise Price. The option exercise price is $0.625 for each share purchasable hereunder, payable all in cash at the time of exercise.

     3. Vesting and Exercisability. The Options will vest and be exercisable in conformity with the following schedule:

     (1) On or after August 1, 1993, Optionee may exercise Options exercisable into such number of shares of Common Stock (the "1993 Options") which if immediately sold would generate $188,000 in profits to the Optionee.

     (2) On or after August 1, 1994, Optionee may exercise Options exercisable into such number of shares of Common Stock (the "1994 Shares") which if immediately sold would generate no more than $520,000 in profits to the Optionee.

     (3) On or after August 1, 1995, Optionee may exercise Options exercisable into such number of shares of Common Stock (the "1995 Options") which if immediately sold would generate no more than $545,000 in profits to the Optionee.

The foregoing calculations of profits are to be made net of the Optionee's expected trading commissions and the option exercise price of $0.625 per share and by utilizing the closing price of a share of Common Stock on the last public trading date before the day of exercise. Such calculations are subject to verification by the Company. In the event that additional Options remain after Optionee's exercise of all 1993, 1994 and 1995 Options, such Options will become exercisable in their entirety on or after August 1, 1996, with the net proceeds of the sale of shares related thereto to be applied in satisfaction of any pledge of HCA or The HCA Foundation to Optionee for 1996 or thereafter.

     4. Period of Exercisability; Exercise of Options. Once they have vested and become exercisable, the Options shall be exercisable, in whole or in part, at any time thereafter during the period commencing on the date they become exercisable pursuant to Section 3 hereof and ending on May 31, 2003 in accordance with the terms of this Agreement as follows:

     (a) Method of Exercise. Once exercisable, the Options shall be exercisable, in whole or in part and from time to time, until all shares of Common Stock subject to the Options have been acquired or the Options have expired, by a written notice of exercise which shall be in the form of Notice of Exercise attached hereto as Exhibit A and shall be signed by an authorized officer of Optionee.

     (b) Payment of Option Exercise Price. Payment of the option exercise price of any shares with respect to which the Options are being exercised shall be by good and valid check payable to the order of the Company and shall be delivered with the Notice of Exercise. The certificate or certificates for shares of Common Stock as to which the Options shall be exercised shall be registered in the name of the Optionee or its designee as set forth in the Notice of Exercise.

     5. Stock Subject to the Option. The Board of Directors of the Company shall set aside and reserve fifty-five thousand (55,000) shares of the authorized and unissued Common Stock to be issued in satisfaction of exercise of the Options. If all or any part of the Options should expire or become unexercisable for any reason without having been exercised in full, the shares which were subject thereto shall be free from any restrictions. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class may then be listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations in respect of their issuance, including the rules and regulations of the Securities and Exchange Commission, and state blue-sky laws and regulations, in connection with the issuance or sale of such shares, and the listing of such shares on each such exchange. The Company will use its reasonable best efforts to comply with any such requirements.

     6.     Adjustments Upon Changes in Capitalization.

     (a) Any change in the number of outstanding shares of Common Stock occurring through stock splits, stock dividends or stock consolidations after the execution of this Agreement shall be reflected proportionately in a change in the number of shares subject to the Options then outstanding and in the amounts remaining available for purchase under the Options; and a proportionate change shall be made in the per share option exercise price as to any outstanding Options or portions thereof not yet exercised. Fractional shares shall be rounded to the nearest whole shares. If changes in capitalization other than those considered above shall occur, the Company shall, in good faith, make such adjustments as it may consider appropriate in the number and class of shares remaining subject to options previously granted and in the per share option exercise price.

     (b) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities or property (including cash) of the Company or of another corporation by reason of reorganization, merger, consolidation or sale or transfer of all or substantially all of the Company's assets to another corporation, appropriate adjustments shall be made by the Company, in good faith, in the number and kind of shares, other securities or property as to which outstanding options, or portions thereof then unexercised, shall be exercisable. Any adjustment of this Agreement or in the outstanding Options shall be effective on the effective date of the event giving rise to such adjustment.


     7. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by U.S. mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, now at One Park Plaza, Nashville, Tennessee 37203, attention of the Secretary. Each notice to the Optionee shall be addressed to the Optionee at the Optionee's address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     8. No Assignment; Benefit of Agreement. THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NEITHER THE COMPANY NOR THE OPTIONEE SHALL ASSIGN OR OTHERWISE TRANSFER ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT. OPTIONEE SHALL NOT ASSIGN OR OTHERWISE TRANSFER THE OPTIONS OR ANY PART THEREOF. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's successors. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee and its successors may have in respect to the Options or any shares of Common Stock issued hereunder.

     9. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement will be determined by the Board of Directors of the Company. Any determination made hereunder by such Board shall be final, binding and conclusive for all purposes.

     10.    Miscellaneous Provisions.

     (a) The Optionee shall have no rights of a stockholder of the Company with respect to shares issuable upon exercise of the Options until it has given written notice of exercise of the Options and paid in full for such shares, and a stock certificate(s) has been issued to the Optionee or its designee for such shares of Common Stock.

     (b) If the Common Stock issuable upon exercise of this Option has not been registered pursuant to the Securities Act of 1933 at the time this Option is exercised in whole or in part, (i) the Company may require each person receiving shares of Common Stock pursuant to exercise of the Options to represent to and agree with the Company in writing that it is acquiring the shares without a view to distribution thereof and (ii) the certificates for such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfers on the non-registration of such shares under the Securities Act of 1933.

     (c) No benefit or promise under this Agreement shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company's obligations under this Agreement.

     (d) This Agreement shall be governed by the laws of the State of Tennessee without regard to such state's conflict of laws rules.

     IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.


                      HCA-HOSPITAL CORPORATION OF AMERICA



                      By: ______________________________
                           Ronald P. Soltman
                           Vice President


                      UNITED WAY OF MIDDLE TENNESSEE



                      By: ______________________________

                                                   Exhibit A


                         **********

    NOTICE OF EXERCISE BY UNITED WAY OF MIDDLE TENNESSEE
             OF STOCK OPTIONS ISSUED PURSUANT TO
                STOCK OPTION PLEDGE AGREEMENT
                     DATED MAY __, 1993

                       ***************




                                          ____________, 199_



HCA-Hospital Corporation of America
One Park Plaza
Nashville, Tennessee  37203

     Attention:  Secretary

     The undersigned hereby exercises its right as Optionee under the Stock Option Pledge Agreement (the "Agreement") dated May __, 1993, to purchase _____________ shares of the Class A Common Stock, $.01 par value, of HCA-Hospital Corporation of America, a Delaware corporation (the "Company"), at a per share option exercise price of $0.625 per share. The "total option exercise price" for the shares is $______________ (total number of shares purchased multiplied by $0.625). Enclosed is a check in the amount of $___________ made payable to HCA-Hospital Corporation of America to pay the "total option exercise price". The undersigned represents, warrants and affirms that the Options exercised hereunder have vested and are exercisable under Section 3 of the Agreement.

     Please issue the stock certificates as follows:

     Name(s) and Address:       MAIL TO:

     _______________________    _______________________

     _______________________    _______________________

     _______________________    _______________________

     Taxpayer Identification
     Number 62-___________



     Please Issue Certificate(s) as follows:

     ____________ Certificates for __________ shares each.

     ____________ Certificates for __________ shares each.

     ____________ Certificates for __________ shares each.




     Option Reconciliation Chart:

     Options Heretofore Exercised         ______
     Options Hereby Exercised             ______
     Options Remaining for Future Exercise______
                                Total:         55,000


                 UNITED WAY OF MIDDLE TENNESSEE



                      By: ________________________________

                      Print Name: ________________________




[n.b.THE FOLLOWING TO BE ADDED ONCE THE SHARES ARE REGISTERED:


NOTE: SHARES ISSUED PURSUANT TO OPTION EXERCISES ON THIS FORM HAVE BEEN REGISTERED PURSUANT TO REGISTRATION STATEMENT NO. 33-_____ ON FORM S-3 OF HCA-HOSPITAL CORPORATION OF AMERICA EFFECTIVE _____________, 1993.]